Exhibit 99.1

    NAPCO Security Systems, Inc. Announces Second Quarter Financial Results

                 -Second Quarter EPS $0.06 vs. $0.07 Last Year-

     AMITYVILLE, N.Y.--(BUSINESS WIRE)--Feb. 6, 2007--NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its second quarter ended December 31, 2006.

     Net sales for the three months ended December 31, 2006 was $16.1 million as compared to $17.2 million for the same quarter a year earlier, a decrease of 6%. Net income for the quarter was $1.1 million, or $0.06 per diluted share, compared to net income of $1.5 million, or $0.07 per diluted share, for the same year ago period, a decrease of $400,000.

     Net sales for the six months ended December 31, 2006 was $30.1 million as compared to $31.4 million for the prior year period, a decrease of 4%. Net income for the six months ended December 31, 2006 was $2.1 million or $0.10 per diluted share, as compared to $2.3 million or $0.11 per diluted share in the prior year period, a decrease of $200,000. Net sales and net income for the three and six months declined due to lower sales in the Company's European markets.

     Richard Soloway, Chairman and President, noted, "We have taken several steps that we believe will lead to improved European sales in the near term, including the realignment of the European sales force in order to get better penetration and increased presence in these markets.

     "While Gross Profit was lower as a result of lower sales, the Company's Gross Margin percentage increased during this past quarter to 36.2% from 35.1% a year ago. The increase in Gross Margin percentage occurred primarily as a result of increased overhead absorption resulting from increased production, a more favorable product mix resulting from the increased sales of the Company's door locking and access control products as well as the positive effect of the Company's raw materials cost reduction program.

     "The Company's inventory levels increased significantly during the first two quarters of fiscal 2007. The Company's policy is to level-load its production schedule during the year, even though its historical sales cycle is with a larger portion of sales occurring in the latter fiscal quarters. This stabilizes the Company's work force and increases manufacturing efficiencies. This type of production planning also typically leads to significant increases in inventory during the earlier quarters. In addition, the Company produced additional inventory to support the introduction of the Company's new Freedom 64 code-less intrusion alarm system and several other key new products as well as to support a projection of higher sales in the first two quarters of fiscal 2007. The inventory increase has centered on core components and new products. The Company has recently taken several steps in order to reduce inventory levels."

     Mr. Soloway concluded, "Our fundamental strengths include the broadest line of high quality, innovative products in the industry designed to serve the needs of the residential, business, military and government markets and encompassing products for access control, intrusion and fire alarm systems, and electronic locking devices. We are one of the few independent but meaningful security product and systems providers. This array of products and markets is supported by a large R&D effort with the mandate of using the latest technologies to develop new products and systems for the sole purpose of bringing greater security into our customers' lives. I am looking forward to the benefits from our many new product introductions, our new European sales structure as well as our continuing search for accretive acquisitions."

     About NAPCO Security Systems, Inc.

     NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced -electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

     For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

     This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


             Napco Security Systems, Inc and Subsidiaries
             Condensed Consolidated Statements of Income
                             (Unaudited)

                                                Three Months Ended
                                                   December 31,
                                             -------------------------
                                                 2006         2005
                                              -----------  -----------
                                              (in thousands, except
                                                share and per share
                                                       data)


Net sales                                    $    16,077  $    17,223
Cost of sales                                     10,252       11,174
                                              -----------  -----------

    Gross Profit                                   5,825        6,049
Selling, general and administrative expenses       3,981        3,785
                                              -----------  -----------

    Operating Income                               1,844        2,264
                                              -----------  -----------

Interest expense, net                                119           60
Other expenses, net                                    5            2
                                              -----------  -----------

    Other expenses                                   124           62
                                              -----------  -----------

    Income Before Minority Interest and
     Provision for Income Taxes                    1,720        2,202

Minority interest in net loss of subsidiary,
 net                                                  41           54
                                              -----------  -----------

   Income Before Provision for Income Taxes        1,761        2,256

Provision for income taxes                           617          773
                                              -----------  -----------

    Net Income                               $     1,144  $     1,483
                                              ===========  ===========



Earnings per share* : Basic                  $      0.06  $      0.07
                                              ===========  ===========

                    Diluted                  $      0.06  $      0.07
                                              ===========  ===========


Weighted average number of shares
 outstanding* : Basic                         20,034,552   19,775,998
                                              ===========  ===========

                Diluted                       20,628,793   20,593,902
                                              ===========  ===========

* The 3:2 stock split declared in May 2006 has been retroactively reflected in all 2005 share and per share data.


             Napco Security Systems, Inc and Subsidiaries
             Condensed Consolidated Statements of Income
                             (Unaudited)

                                                 Six Months Ended
                                                   December 31,
                                             -------------------------
                                                2006         2005
                                             ------------ ------------
                                               (in thousands,except
                                                share and per share
                                                       data)


Net sales                                    $    30,106  $    31,403
Cost of sales                                     18,722       20,229
                                             ------------ ------------

   Gross Profit                                   11,384       11,174
Selling, general and administrative expenses       7,979        7,658
                                             ------------ ------------

   Operating Income                                3,405        3,516
                                             ------------ ------------

Interest expense, net                                209           98
Other expenses, net                                    9            6
                                             ------------ ------------

   Other expenses                                    218          104
                                             ------------ ------------

   Income Before Minority Interest and
    Provision for Income Taxes                     3,187        3,412

Minority interest in net loss of subsidiary,
 net                                                  54          115
                                             ------------ ------------

  Income Before Provision for Income Taxes         3,241        3,527

Provision for income taxes                         1,145        1,229
                                             ------------ ------------

   Net Income                                $     2,096  $     2,298
                                             ============ ============



Earnings per share*: Basic                   $      0.10  $      0.12
                                             ============ ============

                    Diluted                  $      0.10  $      0.11
                                             ============ ============


Weighted average number of shares
 outstanding*: Basic                          19,992,925   19,662,681
                                             ============ ============

               Diluted                        20,715,830   20,580,189
                                             ============ ============

* The 3:2 stock split declared in May 2006 has been retroactively reflected in all 2005 share and per share data.


             Napco Security Systems, Inc and Subsidiaries
                Condensed Consolidated Balance Sheets


                                             December 31,
                    ASSETS                      2006       June 30,
                                              (unaudited)     2006
-------------------------------------------- ------------ ------------
                                               (in thousands,except
                                                    share data)
Current Assets:
  Cash and cash equivalents                  $       731  $     2,738
  Accounts receivable, less allowance for
   doubtful accounts                              22,774       25,153
  Inventories, net                                30,766       22,666
  Prepaid expenses and other current assets        1,168          755
  Deferred income taxes                            1,701        1,531
                                             ------------ ------------

        Total current assets                      57,140       52,843

Property, plant and equipment, net                 9,065        9,038
Goodwill                                           9,686        9,686
Other assets                                         267          155
                                             ------------ ------------

        Total Assets                         $    76,158  $    71,722
                                             ============ ============



    LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------

Current Liabilities:
  Accounts payable                           $     6,374  $     6,060
  Accrued expenses                                 1,325        1,372
  Accrued salaries and wages                       2,437        2,586
  Accrued income taxes                               558        1,877
                                             ------------ ------------

 Total current liabilities                        10,694       11,895

Long-term debt                                     7,700        4,700
Accrued income taxes                               2,243        2,243
Deferred income taxes                              2,032        1,887
Minority interest in subsidiary                      147          147
                                             ------------ ------------

    Total liabilities                             22,816       20,872
                                             ------------ ------------

Stockholders' Equity :
  Common stock, par value $.01 per share;
   40,000,000 shares authorized, 20,090,313
   and 19,950,453 shares issued and
   outstanding, respectively                         201          200
  Additional paid-in capital                      12,963       12,568
  Retained earnings                               40,178       38,082
                                             ------------ ------------


            Total stockholders' equity            53,342       50,850
                                             ------------ ------------

      Total Liabilities and Stockholders'
       Equity                                $    76,158  $    71,722
                                             =========================


     CONTACT: NAPCO Security Systems, Inc.
              Richard Soloway, President
              Kevin S. Buchel, Senior VP
              631-842-9400 ext. 120
              or
              Wolfe Axelrod Weinberger Assoc. LLC
              Donald Weinberger, 212-370-4500
              Fax: 212-370-4505
              don@wolfeaxelrod.com